SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant {x} Filed by a Party other than the Registrant { } Check the appropriate box: { } Preliminary Proxy Statement { } Confidential, for use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
{X} Definitive Proxy Statement
{ } Definitive  Additional Materials
{ } Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                         WINTRUST FINANCIAL CORPORATION

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                (Name of Registrant as Specified in its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
{X} No fee required.
{ } Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and 0-11

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction:

        (5) Total fee paid:

{ } Fee paid previously with preliminary materials:
{ } Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

        (2) Form, Schedule or Registration Statement No.:

        (3) Filing Party:

        (4) Date Filed:

                         WINTRUST FINANCIAL CORPORATION
                               727 North Bank Lane
                           Lake Forest, Illinois 60045

                                 PROXY STATEMENT
                         FOR THE 2002 ANNUAL MEETING OF
                 SHAREHOLDERS TO BE HELD THURSDAY, MAY 23, 2002


         These proxy materials are furnished in connection with the solicitation by the Board of Directors of Wintrust Financial Corporation (the "Company"), an Illinois corporation, of proxies to be used at the 2002 Annual Meeting of Shareholders of the Company and at any adjournment of such meeting.

          You are cordially invited to attend the Company's Annual Meeting of Shareholders to be held on May 23, 2002, at 10:00 a.m., at the Hyatt Deerfield, 1750 Lake Cook Road, Deerfield, Illinois 60015.

PROXIES, OUTSTANDING VOTING SECURITIES, AND SHAREHOLDERS ENTITLED TO VOTE

         The Board of Directors has fixed the close of business on April 2, 2002 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, the Company had outstanding 15,711,641 shares without par value of Common Stock ("Common Stock"). Each outstanding share of Common Stock entitles the holder to one vote. Representation at the meeting of a majority of shares will constitute a quorum.

         Proxies received from shareholders in proper form will be voted at the Annual Meeting and, if specified, as directed by the shareholder. Unless contrary instructions are given, the proxy will be voted at the meeting FOR the election of each of the nominees for Class III Director as set forth below, FOR approval of the amendment to the 1997 Stock Incentive Plan and, in accordance with the best judgment of the persons voting the proxies, with respect to any other business which may properly come before the meeting and is submitted to a vote of the shareholders. Under Illinois law and the Company's By-laws, directors are elected by a plurality of votes cast. Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Therefore, abstentions will have the effect of voting against Proposal No. 2. With respect to brokers who are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers, those shares WILL NOT be included
                                                            --------
in the vote totals, although both abstentions and broker non-votes are counted as shares present for the purpose of determining whether the shares represented at the Annual Meeting constitute a quorum. A proxy may be revoked at any time prior to its exercise by means of a written revocation or submission of a properly executed proxy bearing a later date. Shareholders of record having executed and returned a proxy who attend the meeting and desire to vote in person are requested to so notify the Secretary of the Company prior to or at the time of a vote taken at the Annual Meeting.

         YOUR VOTE IS IMPORTANT.  Because many  shareholders  cannot  personally
         ----------------------
attend the Annual Meeting, it is necessary that a large number be represented by proxy. Whether or not you plan to attend the meeting in person, prompt voting will be appreciated. Registered shareholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares on the proxy card. To do so, we ask that you complete, sign, date and return the enclosed proxy card promptly in the postage-paid envelope.

         This Proxy Statement is being mailed to shareholders on or about April 29, 2002.

COST OF PROXY SOLICITATION

         The cost of soliciting proxies will be borne by the Company. Directors, officers, employees and agents of the Company may solicit proxies in person or by mail, telephone, facsimile transmission and other means. Directors, officers and employees will receive no additional compensation for solicitation services. Brokerage houses, nominees, fiduciaries and other custodians have been requested to forward soliciting materials to the beneficial owners of shares of record held by them and will be reimbursed for their expenses.


                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         The By-laws of the Company provide that three classes of Directors will be elected to hold office for staggered three-year terms. Each year the shareholders elect members of one class of Directors for a term of three years. The term of office of those persons currently serving as Class III Directors will expire at this Annual Meeting. The term of those persons currently serving as Class I Directors expires at the Annual Meeting of Shareholders to be held in 2003; and the term of Class II Directors expires at the Annual Meeting of Shareholders to be held in 2004.

         The eight persons named below have been nominated for election as Class III directors for a term to end at the Annual Meeting of Shareholders in the year 2005 or until their successors are elected and qualified. All of the nominees currently serve as Class III directors except nominee Hummer. Each nominee has indicated a willingness to serve, and the Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any of the nominees is not available for election, proxies may be voted for the election of other persons selected by the Board of Directors. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Shareholders of the Company have no cumulative voting rights with respect to the election of directors.

         The following sections set forth the names of nominees, continuing directors of each class, their ages, a brief description of their recent business experience, including present occupation and employment, certain directorships held by each, and the year in which they became directors of the Company. Director positions in the Company's subsidiaries are included in the biographical information set forth below. Such subsidiaries include Lake Forest Bank & Trust Company ("Lake Forest Bank"), Hinsdale Bank & Trust Company ("Hinsdale Bank"), North Shore Community Bank & Trust Company ("North Shore Bank"), Libertyville Bank & Trust Company ("Libertyville Bank"), Barrington Bank & Trust Company, N.A. ("Barrington Bank"), Crystal Lake Bank & Trust Company, N.A. ("Crystal Lake Bank"), Northbrook Bank & Trust Company ("Northbrook Bank"), Crabtree Capital Corporation ("Crabtree"), First Insurance Funding Corp. ("FIFC"), Wintrust Asset Management Company, N.A. ("WAMC"), Tricom, Inc. of Milwaukee ("Tricom"), Wintrust Information Technology Services Company ("WITS"), Wayne Hummer Investments LLC ("WHI"), Wayne Hummer Management Company ("WHMC"), and Focused Investments LLC ("Focused").


            NOMINEES TO SERVE AS CLASS III DIRECTORS UNTIL THE ANNUAL
                    MEETING OF SHAREHOLDERS IN THE YEAR 2005

JOSEPH ALAIMO (71), DIRECTOR SINCE 1997 Since December 2001, Mr. Alaimo has been the Chairman of WAMC. Prior to being named Chairman of WAMC, Mr. Alaimo served as President since September 1998. Immediately prior thereto, Mr. Alaimo served as Director of Trust Investments at Lake Forest Bank since December 1994. Prior to joining Lake Forest Bank, he was employed for more than 30 years by Continental Bank, where he served most recently as Director of Investor Relations. Mr. Alaimo held various senior positions in the trust department at Continental Bank before he became their Director of Investor Relations. Mr. Alaimo also currently serves as a trustee of Loomis Sayles Funds. Mr. Alaimo is a Director of WAMC.

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

PETER D. CRIST (50), DIRECTOR SINCE 1996 Since December 1999, Mr. Crist has served as Vice Chairman of Korn/Ferry, International, the largest executive search firm in the world. Previously he was President of Crist Partners, Ltd., an executive search firm he founded in 1995 and sold to Korn/Ferry, International in 1999. Immediately prior thereto he was Co-Head of North America and the Managing Director of the Chicago office of Russell Reynolds Associates, Inc., the largest executive search firm in the Midwest, where he was employed for more than 18 years. Mr. Crist also serves as a director of Northwestern Memorial Corporation. He is a Director of Hinsdale Bank.

PHILIP W. HUMMER (70 ), DIRECTOR NOMINEE Mr. Hummer joined Wayne Hummer Investments in 1954. He served as Chairman from 1980 to 1997 and a principal until the firm was acquired by Wintrust Financial Corporation on February 20, 2002. He is currently Senior Vice President of Wayne Hummer Investments. Mr. Hummer is Chairman of the Field Foundation of Illinois and a board member and past Chairman of the Chicago Historical Society. Mr. Hummer is a Director of WHMC.

JOHN S. LILLARD (71), DIRECTOR SINCE 1996 Mr. Lillard has served as the Company's Chairman since May 1998. He spent more than 15 years as an executive with JMB Institutional Realty Corporation, a real estate investment firm, where he served as President from 1979 to 1991 and as Chairman-Founder from 1992 to 1994. Mr. Lillard was a general partner of Scudder Stevens & Clark until joining JMB in 1979. He is a Life Trustee of the Chicago Symphony Orchestra and a Trustee of Lake Forest College. Mr. Lillard currently serves as a director of Stryker Corporation. Mr. Lillard is a Director of Lake Forest Bank , WAMC, WHI and WHMC.

HOLLIS W. RADEMACHER (66), DIRECTOR SINCE 1996 Mr. Rademacher is self-employed as a business consultant and private investor. He has participated in the organization of six of the seven Banks. From 1957 to 1993, Mr. Rademacher held various positions, including Officer in Charge, U.S. Banking Department and Chief Credit Officer, of Continental Bank, N.A., Chicago, Illinois, and from
1988 to 1993 held the position of Chief Financial Officer. Mr. Rademacher is a director of Schawk, Inc., CTN Media Group and The Restaurant Company, as well as several other private business enterprises. Mr. Rademacher currently serves as a Director of each of the subsidiary Banks, FIFC, WAMC and Tricom.

JOHN N. SCHAPER (50), DIRECTOR SINCE 1996 Since 1991, Mr. Schaper has been a general agent for American United Life Insurance Company. He also served as immediate past president of the College of Lake County Foundation Board. Mr. Schaper is a Director of Libertyville Bank.

JOHN J. SCHORNACK (71), DIRECTOR SINCE 1996 Since 1999, Mr. Schornack has served as Chairman of Strong Arm Products, LLC. Mr. Schornack is also the former Chairman and CEO of KraftSeal Corporation, Lake Forest, Illinois, a position he held from 1991 to 1997, and retired Chairman of Binks Sames Corporation, Chicago, Illinois., where he served from 1996 to 1998. From 1955 to 1991, Mr. Schornack was with Ernst & Young LLP, serving most recently as Vice Chairman and Managing Partner of the Midwest Region. He is a Life Trustee of the Chicago Symphony Orchestra, a trustee of the Kohl Children's Museum and The Night Ministry. He also is the retired Chairman of the Board of Trustees of Barat College, Lake Forest, Illinois. Mr. Schornack is a Director of North Shore Bank and several other private business enterprises.

LARRY V. WRIGHT (62), DIRECTOR SINCE 1996 Mr. Wright serves as the president and director of Milbank Corporation, Chicago, Illinois, an investment advisory firm. Mr. Wright was appointed President in 2000 and before that served 35 years as a vice president of Milbank Corporation.

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

           CLASS II - CONTINUING DIRECTORS SERVING UNTIL THE YEAR 2004

BRUCE K. CROWTHER (50), DIRECTOR SINCE 1998 Mr. Crowther has served as President and Chief Executive Officer of Northwest Community Healthcare, Northwest Community Hospital and certain of its affiliates since January 1992. Prior to that time he served as Executive Vice President and Chief Operating Officer from 1989 to 1991. He is a Fellow of the American College of Healthcare Executives. Mr. Crowther is the past Chairman of the Board of Directors of the Illinois Hospital and Health Systems Association as well as a member of the boards of directors of the Chicago Hospital Risk Pooling Program and Dianon Systems, Inc. Mr. Crowther is a Director of Barrington Bank.

BERT A. GETZ, JR. (34), DIRECTOR SINCE 2001 Mr. Getz is executive vice president and a director of Globe Corporation where he has worked since 1991. Globe Corporation is a diversified investment company focused on real estate investment and development, asset management and private equity investments. Founded in 1901, Globe Corporation is currently managed by the fourth generation of Getz family members. He serves as a Trustee of the Brookfield Zoo, as a Director of Children's Memorial Hospital and as a Director of HDO, Inc. Mr. Getz serves as a Director of Libertyville Bank and WAMC.

WILLIAM C. GRAFT (40), DIRECTOR SINCE 1997 Mr. Graft is the founding managing partner of Graft, Jordan & Curtis, a law firm with a practice concentrated in complex land use, general corporate matters, finance and complex commercial real estate law. From April 1996 to present, he has been the Managing Partner of his law firm. Until December 1995, Mr. Graft was a partner in the national law firm of Keck Mahin & Cate. Mr. Graft is also a principal and general partner of several real estate investment partnerships and corporations actively owning and developing commercial and medical real estate facilities. He serves on the Board of Directors of Advocate Healthcare Foundation, serves as Chairman of the Good Shepherd Hospital Development Council, is President of the Board of Directors of the Barrington Area Arts Council, is the National Chairman of the Creighton Society of Creighton University, is a member of the Creighton University College of Arts and Sciences Board of Advisors and serves as a director of several other private business enterprises. Mr. Graft is a Director of Barrington Bank.

MARGUERITE SAVARD MCKENNA (59), DIRECTOR SINCE 1996 Ms. McKenna is an attorney who has practiced law in Wilmette since 1983 with an emphasis in real estate/construction. She has served as President of the Wilmette Chamber of Commerce and the New Trier High School Parents Association, organizations in which she continues active membership. She is also a member of the Wilmette Harbor Rotary Club and the North Suburban Bar Association. Ms. McKenna is a Director of North Shore Bank.

ALBIN F. MOSCHNER (49), DIRECTOR SINCE 1996 Since December 2001, Mr. Moschner has been President of Verizon Card Services. Mr. Moschner had been President and Chief Executive Officer, from December 1999 to December 2001, of One Point Services, LLC, a telecommunications company. From September 1997 to November 1999, he served as President and Chief Executive Officer of Millecom, LLC, a developmental stage internet communications company. From August 1996 to August 1997, he served as Vice Chairman and director and an officer of Diba, Inc., a development stage internet technology company. Mr. Moschner served as President and CEO and a director of Zenith Electronics, Glenview, Illinois, from 1991 to July 1996. Mr. Moschner is also a director of Polaroid Corporation and Pella Windows Corporation. Mr. Moschner serves as a Director of Lake Forest Bank.

CHRISTOPHER J. PERRY (46), DIRECTOR SINCE 2001 Mr. Perry is currently Managing Director and President of Continental Illinois Venture Corporation, a position he has held since 1994, and is also a Managing Member of CIVC Partners LLC, the General Partner of the CIVC Fund, L.P. Mr. Perry has been at Bank of America or, prior to its merger with Bank of America, Continental Bank, since 1985. Prior positions with Bank of America or Continental Bank include Managing Director and head of Mezzanine Investments Group and Managing Director and head of the Chicago Structured Finance Group. Prior to joining Continental Bank, Mr. Perry was in the Corporate Finance Department of Northern Trust. Mr. Perry also serves as a Director of TransWestern Publishing Company, L.P. and a variety of other corporate and charitable boards of directors. Mr. Perry serves as Director of North Shore Bank.

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

INGRID S. STAFFORD (48), DIRECTOR SINCE 1998 Ms. Stafford has held various positions since 1977 with Northwestern University, where she is currently Associate Vice President for Finance and Controller. She has been a Director of Wittenberg University since 1993 and serves as its Chair. She is a member of the National Association of College and University Business Officers. Ms. Stafford is the Chair of Leadership Evanston, Director of APTE, Inc. and a board member of the Evanston Community Foundation. She is also the former President of the Board of Directors of Childcare Network of Evanston and former chair of the Board of Directors of the Evanston McGaw YMCA. Ms. Stafford is a Director of North Shore Bank.

KATHARINE V. SYLVESTER (62), DIRECTOR SINCE 1996 Since November 1997, Ms. Sylvester has been the Office Manager for Fibrex Sales, Ltd. Ms. Sylvester has been active in civic affairs in the Hinsdale area for many years. She is on the Board of Trustees of the Hinsdale Community House, is a member of the Board of Directors of King Bruwaert House and is an Associate Member of the Women's Auxiliary of the Robert Crown Center for Health Education. Ms. Sylvester is a Director of Hinsdale Bank and Tricom.

           CLASS I - CONTINUING DIRECTORS SERVING UNTIL THE YEAR 2003

JAMES B. MCCARTHY (50), DIRECTOR SINCE 1996 From 1991 to present, Mr. McCarthy has been Chairman and Chief Executive Officer of Gemini Consulting Group, Inc., Oak Brook, Illinois, an international holding company that specializes in the development of ambulatory surgery center joint ventures. Mr. McCarthy serves on the Board of Trustees of Lake Forest Academy, Lake Forest, Illinois and is a member of the Board of Directors of the Robert Crown Center for Health Education, Hinsdale, Illinois. Mr. McCarthy is a Director of Hinsdale Bank.

RAYMOND L. KRATZER (56), DIRECTOR SINCE 2002 Mr. Kratzer was appointed to the Board in connection with the Company's acquisition of WHI and WHMC in February 2002. From 1997 to present, Mr. Kratzer has been the Chief Executive Officer of Wayne Hummer Investments, a Chicago-based securities brokerage and investment advisory firm. Mr. Kratzer joined Wayne Hummer in 1968 and has been advising clients since 1976. Mr. Kratzer serves as an advisor to Mount Carmel High School and St. Xavier University, Chicago and is a Trustee of Saint Mary's College, Notre Dame, Indiana. Mr. Kratzer is a past director of the Beverly Art Center and both resides and is active in the Beverly Hills community of Chicago. Mr. Kratzer is a Director of WHI and WHMC.

DOROTHY M. MUELLER (47), DIRECTOR SINCE 2000 For the past 23 years, Ms. Mueller has been Vice President of Mark I Construction, Crystal Lake, Illinois, a custom home building company. Ms. Mueller is a Director of Crystal Lake Bank.

THOMAS J. NEIS (53), DIRECTOR SINCE 1999 Mr. Neis is the owner of Neis Insurance Agency, Inc., Longaker Insurance Agency and Neis Insurance Consultants, Inc. and is an independent insurance agent with these companies. He serves as a chairman of the Crystal Lake Sister City organization and several other charitable and fraternal organizations. Mr. Neis is a Director of Crystal Lake Bank.

PENELOPE J. RANDEL (56), DIRECTOR SINCE 2002 Ms. Randel was appointed to the Board in April 2002 to fill the vacancy created upon Mr. John Leopold's resignation. Ms. Randel is a former schoolteacher who is actively involved in advocacy for public park and recreation issues at the local, regional, state and national levels. Since 1993, she has served as a Commissioner of the Northbrook Park District. Ms. Randel currently serves as a Trustee on the National Park and Recreation Association's Board of Trustees, recently elected to serve as Secretary of their Executive Committee. She is a former member of the Northbrook Glenview School District #30 Board of Education and past President of the Illinois Conservation, Park and Recreation Foundation. Ms. Randel is a continuing charter member of Northbrook's Central Business Area Task Force, currently serving on the Streetscape and Riverwalk subcommittees. Ms. Randel is a Director of Northbrook Bank.

J. CHRISTOPHER REYES (48), DIRECTOR SINCE 1996 Mr. Reyes, Chairman of Reyes Holdings, manages businesses in food and beverage distribution, transportation management and logistics, equipment leasing and real estate activities. Mr. Reyes serves on the board of directors of the Allstate Corporation, Dean Foods Company, the Boys & Girls Clubs of Chicago, Children's Memorial Hospital, Ronald McDonald House Charities, Northwestern Memorial Foundation, Museum of Science and Industry and Lake Forest Academy. Mr. Reyes is a Director of Lake Forest Bank.

PETER P. RUSIN (49), DIRECTOR SINCE 1997 Since 1994, Mr. Rusin has served as Executive Director of Health World, a not for profit children's health education center and museum, located in Barrington, Illinois. Mr. Rusin is a Director of Barrington Bank.

EDWARD J. WEHMER (48), DIRECTOR SINCE 1996 Since May 1998, Mr. Wehmer has served as President and Chief Executive Officer of Wintrust Financial Corporation. Prior to May 1998, he served as President and Chief Operating Officer of the Company since its formation in 1996. He served as the President of Lake Forest Bank from 1991 to 1998. He was one of the principal organizers of each of the banking subsidiaries and serves as Chairman or Vice Chairman and a Director of each of the subsidiary Banks, FIFC, WAMC, Tricom, WHI, WHMC and WITS. Prior to joining the Company, Mr. Wehmer was, from 1985 to 1991, Senior Vice President, Chief Financial Officer, and a director of River Forest Bancorp, Inc. (now known as Corus Bankshares, Inc.), Chicago, Illinois. Mr. Wehmer is also a certified public accountant and earlier in his career spent seven years with the accounting firm of Ernst & Young LLP specializing in the banking field and particularly in the area of bank mergers and acquisitions. Mr. Wehmer is involved in several charitable and fraternal organizations.

                    RETIRING DIRECTORS AND DIRECTOR EMERITUS

KATHLEEN R. HORNE (58), DIRECTOR SINCE 1997 Mrs. Horne is a former elementary school teacher. For 14 years she was Vice President of the International
Creative Group - London/Chicago Ltd., a creative-marketing consultancy. From 1995 to 1997, she served as President of the Woman's Board of the Chicago
Horticultural Society and as a member of the Board of Directors of that organization. In 2000, Mrs. Horne represented the United States in two honorary floral exhibitions in Ireland and England. Mrs. Horne is a Director of Barrington Bank. Mrs. Horne's term will end at the Annual Meeting of Shareholders on May 23, 2002.

JOHN W. LEOPOLD (58), DIRECTOR 2000-2001 From 1989 to present, Mr. Leopold has been President of Tricom, Inc. of Milwaukee, a financial services subsidiary of the Company. Additionally, Mr. Leopold serves as President of Techstaff, Inc., a national franchise of technical placement offices for the staffing industry. Mr. Leopold is a Director of Tricom. Mr. Leopold resigned from the Board effective December 31, 2001.

MAURICE F. DUNNE, JR. (75), DIRECTOR 1996-2001 Mr. Dunne has been the President of Maurice F. Dunne Ltd., an educational consulting firm, since September 1991. Prior thereto, he served as President of the Lake Forest Graduate School of Management, Lake Forest, Illinois for more than 25 years. Mr. Dunne also served as the chief operating officer of the Northern Illinois Business Association from September 1991 to June 1993. Mr. Dunne is a Director of Lake Forest Bank and North Shore Bank. In May 2001, Mr. Dunne became a Director Emeritus for a one year term that is renewable at the Board's discretion. The Board has renewed Mr. Dunne's Emeritus status for another one year term that is again renewable at the Board's discretion.

LEMUEL H. TATE, JR. (75), DIRECTOR 1996-2000 For the past five years, Mr. Tate has, from time to time served as a consultant to the Company and its subsidiaries regarding real estate leasing and acquisition matters in connection with expansion activities. From 1982 to 1988, Mr. Tate was an executive with Northwestern Telecommunication Services (now known as Northwestern Technologies Group) which is a venture partnership jointly owned by Northwestern University and Northwestern Memorial Hospital Group. He retired as President and Chief Operating Officer of the company in 1988. Since 1988, he has been active in volunteer work in the local Chicago area. He is a member of the Evanston Rotary Club and is active in the International Executive Service Corps. Since its inception in 1994, Mr. Tate has been a Director of North Shore Bank. In May 2000, Mr. Tate became a Director Emeritus for a one year renewable term and the Board has renewed that status for another one year term that is again renewable at the Board's discretion.

BOARD OF DIRECTORS' COMMITTEES AND COMPENSATION

BOARD OF DIRECTORS' COMMITTEES

         Members of the Company's Board of Directors have been appointed to serve on various committees of the Board of Directors. The Board of Directors has established four committees: (i) the Compensation and Nominating Committee;
(ii) the Audit Committee; (iii) the Risk Management Committee; and (iv) the Executive Committee.

         Compensation and Nominating Committee. The Compensation and Nominating Committee is composed entirely of independent outside directors who are not now, and have never been, officers of the Company. Currently, the members of the Compensation and Nominating Committee are Messrs. Crist (Chairman), Lillard, McCarthy, Moschner, Neis, Rademacher and Reyes and Ms. McKenna. The Compensation and Nominating Committee is responsible for reviewing the Company's compensation policies and administering the Company's employee benefit and stock incentive programs, and reports to the Board regarding executive compensation recommendations. This Committee also functions as a nominating committee to propose to the full Board a slate of nominees for election as directors. Any nominations for director, other than the slate proposed by the Board, must comply with the procedures set forth in the Company's By-Laws (See "Shareholder Proposals"). During 2001, five meetings of this Committee were held.

         Audit Committee. The Audit Committee is composed entirely of outside independent (as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards) directors who are not now, and have never been, officers of the Company. Currently, the members of the Audit Committee are Messrs. Schornack (Chairman), Crowther, Getz, and Moschner and Ms. Sylvester. The Audit Committee is responsible for oversight of the Company's accounting, reporting and financial controls practices, reports to the Board regarding audit activities and examinations, and annually reviews the qualifications of independent auditors. Additional information regarding the functions performed by the Audit Committee is set forth in the "Report of the Audit Committee," included in this Proxy Statement. A written charter approved by the Board of Directors governs the Audit Committee. A copy of this charter as amended in April 2002 is included in Appendix A. During 2001, five Audit Committee meetings were held.

         Risk Management Committee. The Risk Management Committee currently consists of Messrs. Rademacher (Chairman), Graft, Perry, Rusin, and Schaper, and Ms. Horne, Ms. Mueller and Ms. Stafford. The Risk Management Committee is
responsible for monitoring and overseeing the Company's insurance program, interest rate risk and credit risk exposure on a consolidated basis and at the subsidiaries. This Committee is also responsible for development and implementation of the Company's overall asset/liability management and credit policies. During 2001, four Risk Management Committee meetings were held.

         Executive Committee. The Executive Committee currently consists of Messrs. Rademacher (Chairman), Crist, Lillard, Reyes, Schornack, and Wehmer, and Ms. Stafford. The Executive Committee is authorized to exercise certain powers of the Board, and meets as needed, usually in situations where it is not feasible to take action by the full Board. During 2001, two Executive Committee meetings were held.

BOARD OF DIRECTORS' COMPENSATION

         Non-employee members of the Board of Directors are compensated by the Company at the rate of $500 for each Board of Directors meeting attended and $200 for each committee meeting attended. There were six meetings of the Board of Directors during 2001. In addition to regular Board and committee meeting fees, the Company pays retainers to the Chairman of the Board, the chairman of the Risk Management Committee, the chairman of the Audit Committee and the chairman of the Compensation and Nominating Committee. During 2001, such retainers were $52,500, $35,000, $10,000 and $5,000, respectively, and are set to be $60,000, $40,000, $15,000 and $15,000, respectively, in 2002. Employee members of the Board of Directors receive no Board of Director compensation. All non-employee directors who serve on the subsidiary boards of directors are also entitled to compensation for such service. For the period during 2001 in which they served, all of the directors attended at least 75% of the total number of meetings held of the Board and those committees on which they served, except for Directors Rusin and Sylvester.

DEFERRED COMPENSATION FOR NON-EMPLOYEE DIRECTORS

         The Wintrust Financial Corporation Directors Deferred Fee and Stock Plan (the "Fee Plan") allows non-employee Directors of the Company and its subsidiaries to choose payment of directors' fees in either cash or Common Stock of the Company and to facilitate deferral of receipt of fees for income tax purposes, both in cash or Common Stock. The Fee Plan is designed to encourage stock ownership by directors by facilitating receipt of Common Stock in lieu of directors' fees. Eligible directors who do not participate in the Fee Plan continue to receive cash compensation for attendance at Board of Director meetings or committee meetings. Eligible directors who elect to participate in the Fee Plan must choose from the following three compensation options:

         1. Fees Paid in Stock. If so elected by the director, the fees payable to such director will be paid in shares of the Company's Common Stock. The number of shares of Common Stock to be issued will be determined by dividing the fees earned during a calendar quarter by the fair market value (as defined in the Fee Plan) of the Common Stock on the last trading day of the preceding quarter. The shares of Common Stock to be paid will be issued once a year on or about January 15th, or more frequently if so determined by the administrator. Once issued, the shares will be entitled to full dividend and voting rights.

         2. Deferral of Common Stock If a director elects to defer receipt of the Common Stock, the Company will maintain on its books deferred stock units ("Units") representing an obligation to issue shares of Common Stock to the director. The number of Units credited will be equal to the number of shares that would have been issued but for the deferral election. Additional Units will be credited at the time dividends are paid on the Common Stock. The number of additional Units to be credited each quarter will be computed by dividing the amount of the dividends that would have been received if the Units were outstanding shares by the fair market value of the Common Stock on the last trading day of the preceding quarter. Because Units represent a right to receive Common Stock in the future, and not actual shares, there are no voting rights associated with them. In the event of an adjustment in the Company's capitalization or a merger or other transaction that results in a conversion of the Common Stock, corresponding adjustments will be made to the Units. The director will be a general unsecured creditor of the Company for purposes of the Common Stock to be paid in the future. The shares of Common Stock represented by the Units will be issued on or about January 15th in the year specified by the director in his participation agreement or in annual installments over a specified period not to exceed ten years.

         3. Deferral of Cash. If a director elects to defer receipt of directors fees in cash, the Company will maintain on its books a deferred compensation account representing an obligation to pay the director cash in the future. The amount of the director's fees will be credited to this account as of the date such fees otherwise would be payable to the director. All amounts credited to a director's deferred compensation account will accrue interest based on to the 91-day Treasury Bill discount rate, adjusted quarterly, until paid. Accrued interest will be credited at the end of each calendar quarter. No funds will actually be set aside for payment to the director and the director will be a general unsecured creditor of the Company for purposes of the amount in his deferred compensation account. The amount in the deferred compensation account will be paid to the director on or about January 15th in the year specified by the director in his participation agreement or in annual installments over a specified period not to exceed ten years.

                        EXECUTIVE OFFICERS OF THE COMPANY


         The Company's executive officers are elected annually by the Company's Board of Directors at the first meeting of the Board following the Annual Meeting. Certain information regarding those persons serving as the Company's executive officers is set forth below.

Edward J. Wehmer (48) -- President and Chief Executive Officer - Mr. Wehmer serves as the Company's President and performs the functions of the Chief Executive Officer. Accordingly, he is responsible for overseeing the execution of the Company's day-to-day operations and strategic initiatives. See the description above under "Election of Directors" for additional biographical information.

David A. Dykstra (41) -- Senior Executive Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer - Mr. Dykstra serves as the Company's Chief Operating Officer and Chief Financial Officer and oversees all financial affairs of the Company, including internal and external financial reporting. Prior thereto, Mr. Dykstra was employed from 1990 to 1995 by River Forest Bancorp, Inc. (now known as Corus Bankshares, Inc.), Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to his association with River Forest Bancorp, Mr. Dykstra spent seven years with KPMG LLP, most recently holding the position of Audit Manager in the banking practice. Mr. Dykstra is a Director of Libertyville Bank, Northbrook Bank, FIFC, WHI, WHMC, WITS and Tricom.

Lloyd M. Bowden (48) -- Executive Vice President -- Technology - Mr. Bowden serves as Executive Vice President - Technology for the Company and as President of WITS. He is responsible for planning, implementing and maintaining all aspects of the subsidiary banks' internal data processing systems and technology designed to service the subsidiary banks' customer base. Mr. Bowden joined the Company in April 1996 to serve as the Director of Technology with responsibility for implementing technological improvements to enhance customer service capabilities and operational efficiencies. Prior thereto, he was employed by Electronic Data Systems, Inc. in various capacities since 1982, most recently in an executive management position with the Banking Services Division and previously in the Banking Group of the Management Consulting Division. Mr. Bowden is a Director of WITS.

Robert F. Key (47) -- Executive Vice President -- Marketing - Mr. Key serves as the Executive Vice President - Marketing for the Company and directs all advertising and marketing programs for each of the subsidiary banks and WAMC. Mr. Key joined the Company in March 1996 to serve as Executive Vice President of Marketing. From 1978 through March 1996, Mr. Key was a Vice President/Account Director at Leo Burnett Company.

Barbara A. Kilian (43) -- Senior Vice President -- Finance - Ms. Kilian serves as the Senior Vice President - Finance for the Company and is responsible for the management of all accounting, auditing, financial and tax activities of the Company and its subsidiaries. Ms. Kilian joined the Company in October 2000. Previously Ms. Kilian was employed from 1995 to 2000 as Vice President - Corporate Acquisitions at FBOP Corporation, Oak Park, Illinois, and from 1986 to 1995 at First Colonial Bankshares Corporation, Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to her association with First Colonial, Ms. Kilian spent 7 years with KPMG LLP, in various audit and tax positions serving the financial institutions industry.

Richard B. Murphy (42)-- Executive Vice President and Senior Lender - Since January 2002, Mr. Murphy has served as the Company's senior lending officer and is responsible for coordinating all the credit functions of the Company. Mr. Murphy also serves as the President of Hinsdale Bank, a position he has held since 1996. From 1993 until his promotion to President of Hinsdale Bank, Mr. Murphy served as the Executive Vice President and Senior Lender of Hinsdale Bank. Prior to his association with the Company, Mr. Murphy served as President of the First State Bank of Calumet City. Mr. Murphy is a director of Hinsdale Bank.

David L. Stoehr (42) -- Senior Vice President -- Finance - Mr. Stoehr joined the Company in January 2002. Previously, Mr. Stoehr was Senior Vice President/Reporting & Analysis at Firstar/U.S. Bancorp and managed the finance reporting teams at Firstar and U.S. Bancorp in Milwaukee, WI and St. Paul, MN. From 1995 to 2000, Mr. Stoehr served as Director of Finance/Controller of Associated Banc-Corp with primary responsibility for financial accounting and reporting, business unit financial management and data warehouse design and implementation. Prior to his association with Associated, Mr. Stoehr was with Huntington Bancshares, Inc., Columbus, Ohio, from 1993 to 1995 and with Valley Bancorporation, Appleton, Wisconsin.

David J. Galvan (41) -- Vice President -- Investments - Mr. Galvan has served as the Vice President of Investments since June 1999. He directs all securities investment activity, wholesale funding and interest rate risk management for the Company. Previously, Mr. Galvan was employed for 16 years at Amcore Financial, Inc., Rockford, Illinois, where he served as Vice President and Funds Manager.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

         The following table sets forth the beneficial ownership of the Common Stock as of the record date, with respect to (i) each Director and each Named Executive Officer (as defined herein) of the Company; and (ii) all Directors and executive officers of the Company as a group. No shareholders are known to hold in excess of 5% of any class of the Company's voting securities.

                                                     AMOUNT OF              CURRENTLY              TOTAL
                                                   COMMON SHARES           EXERCISABLE           AMOUNT OF             TOTAL
                                                    BENEFICIALLY            OPTIONS &           BENEFICIAL         PERCENTAGE
                                                      OWNED(1)            WARRANTS (1)          OWNERSHIP(1)         OWNERSHIP
                                                    ------------          ------------          ------------       ------------
        DIRECTORS
        ---------
        Joseph Alaimo..........................          11,102                39,709                50,811             *
        Peter D. Crist.........................          43,326                 4,007                47,333             *
        Bruce Crowther.........................             967                   382                 1,349             *
        Bert A. Getz, Jr.......................           1,500                 1,812                 3,312             *
        William C. Graft.......................          21,450                   510                21,960             *
        Kathleen R. Horne......................             750                   459                 1,209             *
        Raymond L. Kratzer.....................          51,880                    --                51,880             *
        John S. Lillard........................         179,640                 6,760               186,400           1.19%
        James B. McCarthy......................          20,758                 3,826                24,584             *
        Marguerite Savard McKenna..............          22,610                 6,232                28,842             *
        Albin F. Moschner......................          15,134                    --                15,134             *
        Dorothy M. Mueller.....................             367                    --                   367             *
        Thomas J. Neis.........................             925                    --                   925             *
        Christopher J. Perry(2)................         486,260                    --               486,260           3.09%
        Hollis W. Rademacher...................          76,510                15,202                91,712             *
        Penelope Randel                                     660                    --                   660             *
        J. Christopher Reyes...................         276,185                 6,007               282,192           1.80%
        Peter P. Rusin.........................           1,500                   280                 1,780             *
        John N. Schaper........................           2,135                 1,812                 3,947             *
        John J. Schornack......................          14,250                 5,705                19,955             *
        Ingrid Stafford........................           4,488                 5,829                10,317             *
        Katharine V. Sylvester.................           4,680                 4,189                 8,869             *
        Edward J. Wehmer**.....................         223,561                97,493               321,054           2.03%
        Larry V. Wright(3).....................         476,006                42,737               518,743           3.29%

        DIRECTOR NOMINEES NOT CURRENTLY SERVING
        ---------------------------------------
        Philip W. Hummer.......................          48,078                    --                48,078             *

        OTHER NAMED EXECUTIVE OFFICERS
        ------------------------------
        Lloyd M. Bowden........................          23,461                45,602                69,063             *
        David A. Dykstra.......................          40,351                96,315               136,666             *
        Robert F. Key..........................          43,110                64,048               107,158             *
        Barbara A. Kilian .....................           1,200                 2,250                 3,450             *

        TOTAL EXISTING DIRECTORS, & EXECUTIVE
        -------------------------------------
            OFFICERS ( 30 PERSONS)  ...........       2,062,938               532,643             2,595,581           15.98%
            -----------------------

        TOTAL CONTINUING DIRECTORS, NOMINEES
        ------------------------------------
            & EXECUTIVE OFFICERS ( 30 PERSONS).       2,110,266               532,184             2,642,450           16.27%
            -----------------------------------
------------------------------------------

*     Less than 1%
**    Denotes person serving as Director and as an executive officer.
(1) Beneficial ownership and percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

                                     - 11 -

(2) Includes (i) 45,083 shares held directly by Mr. Perry and his immediate family; and (ii) 441,177 shares held by CIVC Fund, L.P. of which Mr. Perry is a Managing Member of the general partner and with respect to which shares he exercises shared voting and investment power.
(3) Includes (i) 30,649 shares and 7,000 shares subject to warrants held directly by Larry Wright; (ii) 4,500 shares held by Milbank Corporation ("Milbank") of which Mr. Wright is an officer, director and sole shareholder and with respect to which shares he exercises shared voting and investment power; (iii) 10,081 shares and 1,638 shares subject to warrants held by an employee retirement plan of Milbank of which Mr. Wright is a trustee with shared voting and investment power; and (iv) 430,776 shares and 34,099 shares subject to warrants held by Mer Rouge Properties LLC, a limited liability company, to which Milbank serves as investment advisor and with respect to which Mr. Wright exercises shared voting and investment power.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table summarizes the compensation paid by the Company and its subsidiaries to those persons serving as Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers") during 2001, 2000 and 1999. In determining the level of bonuses in 2001 and 1999, the Company's Compensation and Nominating Committee evaluated the bonus amount in conjunction with stock incentive awards. See further discussion of the Company's overall compensation philosophy in the "Compensation Committee Report on Executive Compensation" contained later in this Proxy Statement.

                                                                  SUMMARY COMPENSATION TABLE
                               -------------------------------------------------------------------------------------------------
                                                                                               LONG-TERM
                                                                                              COMPENSATION
                                                      ANNUAL COMPENSATION                        AWARDS
                                             ---------------------------------------- -----------------------------
                                                                       OTHER ANNUAL    RESTRICTED    SECURITIES     ALL OTHER
                                                                          COMPEN-        STOCK      UNDERLYING      COMPEN-
           NAME AND                              SALARY        BONUS     SATION(1)    AWARDS(S)(5)   OPTIONS/       SATION(2)
      PRINCIPAL POSITION            YEAR            ($)          ($)          ($)         ($)          SARS (#)         ($)
------------------------------------------------------------------------------------- ------------------------------------------

Edward J. Wehmer                     2001       479,167         73,806      5,751       358,394            --        84,900
President &                          2000       470,000         50,000      8,499            --            --        84,900
Chief  Executive Officer             1999       450,000         11,000      9,446            --         22,000          900

David A. Dykstra
Senior Executive Vice President -    2001       272,917         44,848      7,517        45,152       21,000(4)         600
   Chief Operating Officer &         2000       250,000         50,000      7,484            --             --          600
   Chief Financial Officer           1999       225,000          8,000      6,911            --         16,000           --


Robert F. Key                        2001       207,333         18,140      6,152        14,110        1,000(4)         720
Executive Vice President -           2000       200,000         20,000      5,558            --             --          720
   Director of Marketing             1999       190,000          4,500      6,003            --          8,400          720

Lloyd M. Bowden                      2001       167,333         18,140      3,018        14,110        1,999(4)         900
Executive Vice President -           2000       160,000         19,500      2,405            --             --          450
   Director of Technology            1999       150,500          4,000      2,222            --          7,999          450

Barbara A. Kilian                    2001       144,583         18,140      8,542        14,110        1,000(4)          --
Senior Vice President -              2000(3)     35,000         19,000      1,437            --          7,500           --
    Finance

-------------------------------------------------------------------------------------------------------------------

(1) Other annual compensation represents the value of certain perquisites, including the use of a Company car and/or the payment of club dues.

(2) Represents the aggregate life insurance premium paid on behalf of the Named Executive Officer by the Company and/or other miscellaneous benefits. For Mr. Wehmer, the amount includes $84,000 related to interest forgiven in 2001 and 2000 for interest accrued related to a term loan agreement. See "Transactions with Management and Others."

(3) Reflects compensation for partial year service during executive's initial year of employment with the Company. The 2000 base salary for Ms. Kilian was $140,000. The 2000 bonus amount includes a signing bonus of $15,000.

(4) Represents grants of options approved in January 2002 with respect to executives' service in 2001. Option grants for Mr. Key, Mr. Bowden and Ms. Kilian are subject to shareholder approval at the Annual Meeting of Proposal No.2.

(5) Represents restricted stock units approved in January 2002 with respect to executive's service in 2001, granted on January 22, 2002. All units, with the exception Mr. Wehmer's awards, vest fully on January 22, 2003 subject to the individuals continued employment, and shares will be issued after vesting. Mr. Wehmer has 4,050 restricted stock units that vest on January 22, 2003 and 15,000 restricted stock units that vest at a rate of one-third on each of the first three anniversary dates of the award.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The table on the following page summarizes for each Named Executive Officer certain information about options which were granted by the Company under the 1997 Stock Incentive Plan with respect to the executives' service in 2001. All options were granted at per share exercise prices equal to the fair market value per share on the date of grant.

                                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                 % OF TOTAL                                  POTENTIAL REALIZABLE
                                NUMBER OF         OPTIONS/                                     VALUE AT ASSUMED
                                  SHARES            SARS                                        ANNUAL RATES OF
                                UNDERLYING       GRANTED TO     EXERCISE                          STOCK PRICE
                                 OPTIONS/        EMPLOYEES      OR BASE                          APPRECIATION
                                   SARS          IN FISCAL       PRICE      EXPIRATION       FOR OPTION/SAR TERM
           NAME               GRANTED (1) (2)        YEAR        ($/SH)          DATE               5%            10%
           ----               ---------------     -------       -------       -------          --------      --------

Edward J. Wehmer ..........               --            --            --           --               --             --
David A. Dykstra ..........           21,000         7.00%       18.8133     01/22/12          248,463        629,655
Robert F. Key .............            1,000         0.33%       18.8133     01/22/12           11,832         29,984
Lloyd M. Bowden ...........            1,999         0.67%       18.8133     01/22/12           23,651         59,937
Barbara A. Kilian .........            1,000         0.33%       18.8133     01/22/12           11,832         29,984
-------------------------------------------------

(1) Pursuant to the terms of the option awards, all such options vest in 20% annual increments beginning on January 22, 2003 with an additional 20% vesting on January 22 of each of the next four succeeding years.
(2) Represents option grants approved in 2002 with respect to executives' service in 2001.


AGGREGATED OPTION/SAR EXERCISES AND YEAR-END VALUES

     The following table summarizes for each Named Executive Officer the number of shares of Common Stock subject to outstanding Options/SARs and the value of such Options/SARs at December 31, 2001. None of the Named Executive Officers had Option/SAR exercises during 2001.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                     NUMBER OF
                                                               SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                               SHARES                               UNEXERCISED                IN-THE-MONEY
                           ACQUIRED ON           VALUE            OPTIONS/SARS AT            OPTIONS/SARS AT
           NAME           EXERCISE (#)       REALIZED ($)      DECEMBER 31, 2001 (#)      DECEMBER 31, 2001 ($)
           ----           ------------       ------------      ---------------------      ---------------------
                                                                    EXERCISABLE/               EXERCISABLE/
                                                                  UNEXERCISABLE(1)           UNEXERCISABLE(1)
                                                                  ----------------           ----------------
Edward J. Wehmer..........       --               --             236,892 /    12,000       3,482,549 /   100,560
David A. Dykstra..........       --               --              88,755 /  31,800(2)      1,003,807 /   111,506
Robert F. Key.............       --               --              61,048 /   7,000(2)        665,767 /    51,847
Lloyd M. Bowden...........       --               --              43,202 /   6,799(2)        463,431 /    43,356
Barbara A. Kilian.........       --               --               2,250 /  10,000(2)         20,543 /    83,737
----------------------------------------

(1) The numbers and amounts represent shares of Common Stock subject to outstanding Options/SARs granted by the Company or its predecessors that were unexercised as of December 31, 2001.
(2) Includes option grants approved in January 2002 with respect to executives' service in 2001. Such grants were 21,000, 1,000, 1,999 and 1,000 for executives Dykstra, Key, Bowden and Kilian, respectively.

EMPLOYMENT AGREEMENTS

         In 1998, the Company entered into new employment agreements with Edward J. Wehmer, David A. Dykstra, Robert F. Key, and Lloyd M. Bowden, as well as certain other officers of the Company and its subsidiaries. The employment agreements contain confidentiality agreements and two-year non-compete provisions in the event of termination of employment for any reason, and provide for up to 24 months of severance pay at an annual rate equal to the executive's current base salary and prior year bonus amount in the event of (i) termination without cause, (ii) a material reduction in duties and responsibilities, (iii) permanent disability (as defined in the agreement), or (iv) reduction in base annual compensation to less than 75% of the executive's "Adjusted Total Compensation", as defined in the agreement to be the aggregate of current base salary plus the dollar value of all perquisites for the preceding twelve month period. "Adjusted Total Compensation" excludes any bonus payments paid or earned by the executives. The severance amounts payable under the agreement are subject to reduction for any income earned from other employment during the two-year period or, in the case of disability, any long-term disability insurance benefits from policies maintained or paid for by the Company. In addition, in the event of the executive's death resulting in termination of employment, the executive's beneficiaries are entitled to a lump sum payment equal to the aggregate severance pay amount, reduced by any life insurance benefits under policies paid for by the Company. The "Adjusted Total Compensation" as of the respective dates of such agreements for Messrs. Wehmer, Dykstra, Key, and Bowden were $469,000, $214,000, $190,000 and $149,000, respectively. In addition to any increases in base salaries that may be agreed to from time to time, the executives are entitled to participate in any employee insurance and fringe benefit programs that may be established by the Company for its employees. The current annual base salaries of Messrs. Wehmer, Dykstra, Key, and Bowden are $500,000, $302,500, $216,500 and $175,000, respectively.

         The employment agreements also provide for a lump sum payment in the event the executive's employment is terminated without cause (or constructively terminated due to a material reduction in duties and responsibilities or a reduction in Adjusted Total Compensation as described above) within 12 months following a change in control (as defined in the agreement) of the Company. Such change in control payment shall be equal to two times the sum of the executive's base annual salary plus prior year's bonus, subject to reduction in certain circumstances if the amount payable under the agreement together with any other amounts payable by the Company to the executive is deemed to result in "excess parachute payments" under Section 280G of the Internal Revenue Code. The agreement does not require the amount to be scaled back to satisfy the Section 280G limit, however, if the contractual change in control payment minus the excise taxes that would be payable by the executive would be greater than the reduced amount.

         Pursuant to an amendment made to Mr. Wehmer's employment agreement in January 2000, he is entitled to certain special bonus payments to pay interest on a loan made to him by the Company. See "Transactions with Management and Others".

         Pursuant to an amendment made to Mr. Dykstra's employment agreement in January 2002, he is entitled to certain special bonus payments to pay interest on a loan made to him by the Company. See "Transactions with Management and Others."


COMPENSATION AND NOMINATING COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The committee that determines executive compensation consists entirely of non-employee Directors, although Edward J. Wehmer, President and Chief Executive Officer of the Company, makes recommendations to the Committee regarding compensation of officers other than himself. Mr. Wehmer serves on the compensation committees of each of the Company's subsidiaries, including WAMC and WHI which are responsible for determining the compensation of the senior officers of those subsidiaries. Joseph Alaimo and Raymond L. Kratzer are senior officers of WAMC and WHI, respectively, and are Directors of the Company.

COMPENSATION AND NOMINATING COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The report of the Compensation and Nominating Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

         OVERALL COMPENSATION PHILOSOPHY: The Compensation and Nominating Committee of the Board of Directors (the "Committee") has the responsibility to monitor and implement the overall executive compensation program of the Company. The objectives of the Company's compensation policies are to enhance shareholder value; to create and sustain high performance; to attract and retain as executives individuals who can contribute substantially to the Company's short and long term goals; and to align the interests of executives with those of the shareholders of the Company. The philosophy is to provide competitive base salaries which reflect individual levels of responsibility and performance, annual bonuses based upon personal achievement and contributions to annual corporate performance, and stock-based incentive awards. The combined result is a strengthening of the mutuality of interest in the Company's long-term performance between its executive officers and the Company's shareholders.

         BASE SALARIES: Base salaries for executive officers were determined at the time of hire by comparing responsibilities of the position with those of other similar executive officer positions in the marketplace and the individual's experience. Annual salary adjustments have been determined giving consideration to the Company's performance and the individual's contribution to that performance. While there are no specific performance weightings established, the salary recommendations are based on performance criteria such as:

      o financial performance of the Company with a balance between long and short term growth in earnings, revenue and asset growth;
      o     role in development and implementation of long term strategic plans;
      o     responsiveness to changes in the financial institution  marketplace;
            and
      o     growth and diversification of the Company.

         In the absence of similar de novo bank holding companies, it is difficult to identify appropriate peer group comparisons for the base salaries of the Company's executives. In addition, the Company's strategy is to pay executives very competitive salaries in an effort to attract and retain highly qualified, well-experienced individuals which, given the relatively young history of the Company, currently may be higher than those paid by comparably sized financial institutions. However, as the Company continues to mature, the Committee believes that increases to total compensation should increasingly be more heavily weighted toward the bonus and stock incentive components than the base salary component. This philosophy is intended to ensure a pay for performance compensation framework which is aligned with shareholder value.

         BONUSES: Executives may earn annual cash bonuses based upon a pay-for-performance philosophy which are determined at year-end. In recommending bonuses, the Committee considers the achievements of each executive officer for that year, as well as the Company's performance. The achievements may be quantitative or qualitative. Qualitative factors include but are not limited to commitment, dedication, demonstration of the entrepreneurial spirit, creativity and initiative, and attention to personnel relations. The Committee also evaluates the bonus amount in conjunction with stock incentive awards, if any.

         Given the size of the Company, the Committee believes it is feasible to evaluate the different individual contributions of each of the Company's executive officers, and, as a matter of policy, there has not been a defined bonus plan established. However, the Committee did evaluate the attainment of certain specific Company and individual objectives in determining the bonus amounts awarded to executives. The primary objectives were based upon net income, deposit growth, loan growth, certain financial performance measures such as net interest margin, credit quality issues and net overhead ratios, and tailored personal objectives for each executive. The Committee used these measurable objectives as a guideline to establish executive bonuses, but the end determination of such bonuses was ultimately a discretionary decision. Accordingly, the policy used by the Board to set cash bonuses is considered subjective. The bonuses for each of the executive officers other than the President and CEO were set at the levels recommended by management.

         STOCK-BASED INCENTIVES: To ensure a direct connection between the executive officer interests and the shareholders of the Company, the Company has awarded and intends to continue to award stock-based incentives which are longer term in nature than the base salary and annual cash bonus components of overall compensation. The incentives have been primarily in the form of stock options granted at exercise prices at or above fair market value on the date of grant. The intention is to incentivize employees to create shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the share price occurs over a specified number of years.

In 1999, the Company granted non-qualified stock options to senior management as part of their overall compensation package and in lieu of larger cash bonuses. The equity incentives were determined in the fourth quarter of 1999. Such stock options were granted at exercise prices equal to fair market value on the date of grant, were fully exercisable as of December 31, 1999 and have a term of ten years. The Company did not award equity incentives for 2000 to any Named Executive Officers other than Ms. Kilian upon the commencement of her employment in 2000. For 2001 performance, the Company granted non-qualified stock options to senior management as part of their overall compensation package. The equity incentives were determined in the first quarter of 2002. Such stock options were granted at exercise prices equal to fair market value on the date of grant, vest in equal increments over five years and have a term of ten years.

In 2001, the Company granted restricted stock unit awards to senior management. These units, with the exception of a grant to Mr. Wehmer described below, vest one year from the date of grant and shares will be issued within 40 days from the vesting date.

         CHIEF EXECUTIVE OFFICER COMPENSATION: Mr. Edward J. Wehmer was appointed Chief Executive Officer, in addition to his role as President, in May 1998. Mr. Wehmer's base salary for 2000 was established by the Committee at the beginning of the year and his salary level for 2001 was increased by $10,000, or 2.1%, to $480,000. The Committee determined that the base salary level was appropriate and that Mr. Wehmer's compensation level should be influenced more heavily by incentive-based compensation than by base salary increases.

         In determining the level of bonuses in 2001, the Committee evaluated the bonus amount in conjunction with stock incentive awards. To that end, Mr. Wehmer was also awarded restricted stock units with respect to 19,050 shares, granted on January 22, 2002 at which time the fair market price of the common stock was $18.8133. Of the total restricted stock shares, 4,050 shares vest on January 22, 2003 and 15,000 shares vest at a rate of one-third on each of the first three anniversary dates of the award. The 2001 bonus amount awarded to Mr. Wehmer was based on the recognition by the members of the Committee of his dedication to the success of the Company as exhibited through long-term vision, entrepreneurial spirit, hard work ethic, knowledge of the financial services industry, strong operational and financial control knowledge and his ability to recruit a management team with similar characteristics. In addition, the Committee considered the following corporate achievements: (1) The continued growth of the Company as one of the largest de novo banking operations in the country.

      (2) The increase in the profitability of the Company to $18.4 million in 2001 from $11.2 million in 2000, up 65%.

      (3) The growth of the Company's assets, deposits and loans during 2001 of $603 million, $488 million and $503 million, respectively. The increases show growth in these categories in the range of 27% to 32%.

      (4) The Company's net revenues increased 30% in 2001 over the prior year level.

      (5) The successful completion of a common stock offering during the year that generated net capital to the Company of approximately $22.2 million.

      (6) The reduction in the net overhead ratio to 1.59% in 2001 from 1.90% in 2000 (exclusive of the non-recurring charge in 2000).

      (7) The relative stability of Company's net interest margin (3.49% in 2001 and 3.66% in 1999) despite the unparalleled interest rate decreases managed by the Federal Reserve Bank in 2001 and the continued commitment to execute the Company's strategy to be "asset driven" through a diverse set of earning asset portfolios.

      (8) The agreement to purchase the Chicago-based Wayne Hummer Investments LLC and Wayne Hummer Management Company in late December. This acquisition will further diversify the Company's revenue stream to result in non-interest income in excess of 40% of total net revenues in 2002, up from the current level of 27%.

      (9) The continuing stability in the manageable level of non-performing assets.



         SECTION  162(M):  The Committee does not believe that the provisions of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), relating to the deductibility of compensation paid to the Named Executive Officers, will limit the deductibility of the executive compensation currently expected to be paid by the Company. The Committee will continue to evaluate the impact of such provisions and to consider compensation policies and programs appropriate for an organization of the Company's size and history in an effort to address the potential impact, if any, in the future.

         CONCLUSION: The Committee believes the executive officers' individual compensation packages are designed in a manner which is consistent with the Company's overall compensation philosophy.

         PETER D. CRIST (Chairman of the Committee)     ALBIN F. MOSCHNER
         JOHN S. LILLARD                                THOMAS J. NEIS
         JAMES B. MCCARTHY                              HOLLIS W. RADEMACHER
         MARGUERITE SAVARD MCKENNA                      J. CHRISTOPHER REYES

PERFORMANCE GRAPH

         The performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

         The following performance graph compares the percentage change in the Company's cumulative shareholder return on common Stock compared with the cumulative total return on composites of (1) all Nasdaq National Market stocks for United States companies (broad market index) and (2) all Nasdaq National Market bank stocks (peer group index). Cumulative total return is computed by dividing the sum of the cumulative amount of dividends for the measurement period and the difference between the Company's share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period. The Nasdaq National Market for United States companies index comprises all domestic common shares traded on the Nasdaq National Market and the Nasdaq Small-Cap Market. The Nasdaq National Market bank stocks index comprises all banks traded on the Nasdaq National Market and the Nasdaq Small-Cap Market.


                                       TOTAL RETURN PERFORMANCE LINCE CHART PLOT DATA
----------------------------------------------------------------------------------------------------------------------
                                       1/24/97     12/31/97      12/31/98       12/31/99      12/31/00     12/31/01
                                    ----------------------------------------------------------------------------------
Wintrust Financial Corporation             100        113.3         130.8          101.7         106.9        209.7
Nasdaq - Total US                          100        114.4         161.2          299.6         180.2        143.0
Nasdaq - Bank Index                        100        158.6         157.6          151.5         172.8        187.0
----------------------------------------------------------------------------------------------------------------------



         The Company became subject to reporting its cumulative shareholder returns as of January 24, 1997 when the Company became a registrant under the Securities Exchange Act of 1934. Accordingly, the graph presents the cumulative shareholder returns from January 24, 1997 through December 31, 2001 based on an assumed investment of $100 on January 24, 1997.

REPORT OF THE AUDIT COMMITTEE

         The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy
Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

         The Committee reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, and not just the acceptability, of the Company's accounting principles, the competence of the key partners and managers who are responsible for the audit and the quality control safeguards of the auditing firm to provide the desired assurance that its personnel comply with professional standards and the firm's standards of quality and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

         The Audit Committee discussed with the Company's independent auditors the overall scope and plan for the audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

         In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also approved the selection of Ernst and Young LLP as the Company's independent auditor for 2002.


        JOHN J. SCHORNACK  (Chairman of the Committee)    ALBIN F. MOSCHNER
        BRUCE K. CROWTHER                                 KATHARINE V. SYLVESTER
        BERT A. GETZ, JR.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

         Some of the executive officers and Directors of the Company are, and have been during the preceding year, customers of the Bank, and some of the officers and Directors of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the Bank. As such customers, they have had transactions in the ordinary course of business of the Bank, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectibility or presented any other unfavorable features. At December 31, 2001, the Banks had $23.2 million in loans outstanding to certain Directors and executive officers of the Company and certain executive officers of the Banks, which amount represented 16.4% of total shareholders' equity as of that date.

         During the organization of the Company's predecessor companies,  Edward
J. Wehmer, President and Chief Executive Officer, purchased various shares of Company stock using borrowed funds. Mr. Wehmer maintained the loan for such purchases at an unaffiliated bank. In January 2000, the Company entered into a term note agreement with Mr. Wehmer and his spouse and loaned them $1,200,000 in order for Mr. Wehmer to retire the debt at the unaffiliated bank. The note has a maturity date of January 31, 2005. From its inception until January 31, 2002, the note had an interest rate of 7%. Effective January 31, 2002, the interest rate was adjusted to the prime rate with a cap of 7%. Interest is compounded and payable annually. The note is full recourse to the borrowers and is also secured by a pledge of 150,000 shares of the Company's common stock. If Mr. Wehmer's employment with the Company terminates for any reason, the Company has the right to immediately accelerate the maturity of the Note if the principal and accrued interest on the Note is not paid in full within 90 days of the date of termination. The Company also agreed to amend Mr. Wehmer's employment agreement to provide for a special annual bonus to be paid to Mr. Wehmer in the amount equal to the accrued interest on the note, payable one business day prior to each anniversary of the date of the Note. If Mr. Wehmer is terminated without cause, or if he resigns for any reason within 18 months following a change of control, he is entitled to receive a special severance payment equal to accumulated interest through his termination date.

         In January 2002, David A. Dykstra, Senior Executive Vice President - Chief Operating Officer & Chief Financial Officer, entered into a term loan agreement with the Company. Mr. Dykstra may borrow up to $500,000 for the purpose of acquiring common stock of the Company. The note has a maturity date of January 31, 2007 and bears interest at the prime rate not to exceed 7%. Interest is compounded and payable annually. The note is full recourse to the borrower and is also secured by 22,500 shares of the Company's common stock. If Mr. Dykstra's employment with the Company terminates for any reason, the Company has the right to immediately accelerate the maturity of the Note if the principal and accrued interest on the Note is not paid in full within 90 days of the date of termination. The Company also agreed to amend Mr. Dykstra's employment agreement to provide for a special annual bonus to be paid to Mr. Dykstra in the amount equal to the accrued interest on the note, payable one business day prior to each anniversary of the date of the Note. If Mr. Dykstra is terminated without cause, or if he resigns for any reason within 18 months following a change of control, he is entitled to receive a special severance payment equal to accumulated interest through his termination date. In February 2002, Mr. Dykstra borrowed $236,767 to acquire 7,827 shares of the Company's common stock.

         On February 20, 2002, the Company completed it acquisition of 100% of the ownership interest of Wayne Hummer Investments LLC (including its wholly owned subsidiary, Focused Investments LLC) and Wayne Hummer Management Company (collectively the "Wayne Hummer Companies"). The Company paid a purchase price of $28 million consisting of $8 million of cash, 762,742 shares of Wintrust's common stock (valued at $15 million) and $5 million of deferred cash payments to be made over a three-year period subsequent to the closing date. Wintrust could pay additional contingent considerations upon the attainment of certain performance objectives over the next five years. Messrs. Kratzer and Hummer were principals in the Wayne Hummer Companies with individual ownership percentages of between 6% and 7%. In conjunction with the transaction, Messrs. Kratzer and Hummer also entered into employment agreements with the Company that have a term of three years from the date of the acquisition with possible renewable one-year terms. The employment agreements contain confidentiality agreements and provide for non-solicitation provisions of up to 24 months of in the event of termination of employment for any reason, and provide for up to 24 months of severance pay in the event of (i) termination without cause, (ii) a material reduction in duties and responsibilities, (iii) permanent disability (as defined in the agreement), or (iv) death. The severance amounts payable under the agreement are subject to reduction for any income earned from other employment during the two-year period or, in the case of death or disability, any long-term disability insurance benefits from policies maintained or paid for by the Company. In addition, in the event of the executive's death resulting in termination of employment, the executive's beneficiaries are entitled to a lump sum payment equal to the aggregate severance pay amount, reduced by any life insurance benefits under policies paid for by the Company. In addition, the executives are entitled to participate in any employee insurance and fringe benefit programs that may be established by the Company for its employees.

         During 2001, the Company paid Graft, Jordan & Curtis, a law firm with a practice concentrated in complex land use, general corporate matters, finance and complex commercial real estate law, for services and expenses totaling $84,008.73 related to legal work performed on various real estate, zoning and land use issues. Graft, Jordan & Curtis expect to continue to provide real estate legal services at standard billing rates in future periods to the Company. Mr. Graft is a Director of the Company and a managing partner of Graft, Jordan & Curtis.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file reports of holdings and transactions in the Company's Common Stock with the the Securities and Exchange Commission. Based upon its review of copies of such reports and of trading in the Company's Common Stock, the Company is not aware of any late filings during 2001 with the following exceptions: (1) Director Getz and Director Perry should have filed a Form 3 to report their holdings at the time they became Directors of the Company in May 2001; however, the appropriate forms were not filed timely due to an oversight on the part of the Company to properly inform the new Directors of their reporting requirements. Additionally, Mr. Getz filed a Form 4 late for the purchase of 500 shares of the Company's Common Stock.


                                 PROPOSAL NO. 2

                      SHAREHOLDER APPROVAL OF AMENDMENT TO
                            1997 STOCK INCENTIVE PLAN

         Introduction. At the Annual Meeting, there will be submitted a proposal to approve an amendment to the Wintrust Financial Corporation 1997 Incentive Plan (the "Stock Incentive Plan" or the "Plan"). The Board of Directors adopted the amendment on January 24, 2002, subject to shareholder approval, to increase the number of shares of Common Stock authorized to be issued under the Stock Incentive Plan by 900,000 shares.

         The Stock Incentive Plan was originally adopted in 1997 to amend, restate and continue the prior stock-based incentive plans of the Company's predecessor corporations into a single plan and was approved by shareholders at the 1997 Annual Meeting of Shareholders.

         Approval of the amendment to the Plan requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting.

         The following description of the Plan sets forth the material terms of the Plan, as amended; however, it is a summary, and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan can be obtained upon written request from David A. Dykstra, Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer, Wintrust Financial Corporation, 727 North Bank Lane, Lake Forest, Illinois 60045.

         Purpose. The Stock Incentive Plan is intended to provide the Company with the ability to provide market-responsive, stock-based incentives and other rewards for employees and directors of the Company and its subsidiaries and consultants to the Company and its subsidiaries (i) to provide such employees, directors and consultants a stake in the growth of the Company, and (ii) to encourage them to continue in the service of the Company and its subsidiaries. Because there are only 62,575 shares remaining to be awarded under the Stock
Incentive Plan, the Board of Directors believes that it is appropriate to increase the shares reserved for issuance under the Plan by 900,000 shares.

         These shares will enable the Company to be competitive in attracting key employees to manage planned additional bank and branch location. For example, management estimates that it typically requires approximately 70,000 option shares to attract management to staff a new de novo banking operation. The additional shares will also be important to promote the retention of key employees while at the same time aligning their interests closely with those of the shareholders. Accordingly, additional option shares are an important component in continuing the Company's growth.

         Participants. All of the approximately 849 employees and all of the non-employee directors of the Company and its subsidiaries, currently approximately 93, will be eligible to participate in the Plan. In addition, certain persons who have consulting arrangements with the Company or its subsidiaries may be selected to participate if it is determined that any such individual has a significant responsibility for the success and future growth and profitability of the Company.

         Authorization. The Stock Incentive Plan currently provides that the total number of shares of Common Stock as to which awards may be granted may not exceed 3,581,038 shares. Approval by shareholders of the proposed amendment to the Stock Incentive Plan will increase this maximum to 4,481,038 shares. Of this amount, the number of shares that would be available for new awards would be 1,163,575 shares of which 404,514 were granted by the Company in January subject to shareholder approval of this proposal. A total of 878,883 shares have already been issued pursuant to the exercise of prior awards under the Plan.

         The shares of Common Stock subject to awards under the Stock Incentive Plan and available for future awards will be reserved for issuance out of the Company's total authorized shares. A participant in the Plan is permitted to receive multiple grants of stock-based awards. The terms and provisions of a type of award with respect to any recipient need not be the same with respect to any other recipient of such award. The Plan provides that during any calendar year the maximum number of shares of Common Stock which may be made subject to award to any single participant may not exceed 100,000.

         Administration. The Board of Directors of the Company has delegated the administration of the Stock Incentive Plan to its Compensation and Nominating Committee. The Committee will make determinations with respect to the participation of employees, directors and consultants in the Plan and, except as otherwise required by law or the Plan, the grant terms of awards including vesting schedules, price, length of relevant performance, restriction or option period, dividend rights, rights to dividend equivalents, post-retirement and termination rights, payment alternatives, and such other terms and conditions as the Committee deems appropriate. The Committee may designate other persons to carry out its responsibilities under such conditions and limitations as it may set, other than its authority with regard to awards granted to employees who are executive officers or directors of the Company.

         The disposition of an award in the event of the retirement, disability, death or other termination of a participant's employment shall be as determined by the Committee as set forth in the award agreement.

         Awards. The following types of awards may be granted under the Stock Incentive Plan:

                  Stock Options. Stock Options may be granted in the form of incentive stock options within the meaning of Section 422 of the Code or stock options not meeting such Code definition ("nonqualified stock options"). The Plan permits all of the shares available under the Plan to be awarded in the form of incentive stock options if the Committee so determines. The exercise period for any stock option will be determined by the Committee at the time of grant which may provide that options may be exercisable in installments. The exercise price per share of Common Stock of any option may not be less than the fair market value of a share of Common Stock on the date of grant. As of April 19, 2002, the fair market value of the Company's Common Stock was $25.01. Each stock option may be exercised in whole, at any time, or in part, from time to time, after the grant becomes exercisable. The exercise price is payable in cash, in shares of already owned Common Stock or in any combination of cash and shares, or by such methods as the Committee may deem appropriate, including but not limited to loans by the Company on such terms and conditions as the Committee may determine. No award other than stock options may be made to any director (other than a director who is an employee at the time of the award).

                  Stock Appreciation Rights. Stock appreciation rights ("SARs") may be granted independently of any stock option or in tandem with all or any part of a stock option granted under the Plan, upon such terms and conditions as the Committee may determine. Upon exercise, an SAR entitles a participant to receive the excess of the fair market value of a share of Common Stock on the date the SAR is exercised over the fair market value of a share of Common Stock on the date the SAR is granted. The Committee will determine whether an SAR will be settled in cash, Common Stock or a combination of cash and Common Stock. Upon exercise of an SAR granted in conjunction with a stock option, the option or the portion thereof to which the SAR relates will be surrendered.

                  Restricted Shares. Restricted shares are shares of Common Stock that may not be sold or otherwise disposed of during a restricted period after grant, the duration of which will be determined by the Committee. The Committee may provide for the lapse of such restrictions in installments. Restricted shares may be voted by the recipient. Dividends on the restricted shares may be payable to the recipient in cash or in additional restricted shares. A recipient of a grant of restricted shares will generally earn unrestricted ownership thereof only if the individual is continuously employed by the Company or a subsidiary during the entire restricted period.

                  Performance Shares. Performance shares are grants of shares of Common Stock which are earned by achievement of performance goals established for the award by the Committee. During the applicable performance period determined by the Committee for an award, the shares may be voted by the recipient and the recipient is also entitled to receive dividends thereon unless the Committee determines otherwise. If the applicable performance criteria are met, at the end of the applicable performance period, the shares are earned and become unrestricted. The Committee may provide that a certain percentage (which may be greater than 100%) of the number of shares originally awarded may be earned based upon the attainment of the performance goals.

                  Stock Units. Stock units are fixed or variable share or dollar denominated units valued, at the Committee's discretion, in whole or in part by reference to, or otherwise based on, the fair market value of the Company's Common Stock. The Committee will determine the terms and conditions applicable to stock units, including any applicable restrictions, conditions or contingencies, which may be related to individual, corporate or other categories of performance. A stock unit may be payable in

         Common Stock, cash or a combination of both. An employee who receives a stock unit may be given rights to dividend equivalents on such stock units, payable in cash, stock, or additional stock units, subject to any conditions the Committee may impose.

                  Other Incentive Awards. The Committee may grant other types of awards of Common Stock or awards based in whole or in part by reference to Common Stock ("Other Incentive Awards"). Such Other Incentive Awards include, without limitation, restricted share units, performance share units, unrestricted stock grants (to other than executive officers), dividend or dividend equivalent rights or awards related to the establishment or acquisition by the Company or any subsidiary of a new or start-up business or facility. The Committee will determine the time at which grants of such Other Incentive Awards are to be made, the size of such awards and all other conditions of such awards, including any restrictions, deferral period or performance requirements. The recipient will have the right to receive currently or on a deferred basis as determined by the Committee, interest or dividends, or interest or dividend equivalents. Common Stock issued on a bonus basis pursuant to Other Incentive Awards may be issued for no cash consideration to non-executive officers of the Company.

         Except to the extent permitted by specific terms of any nonqualified stock options, no award will be assignable or transferable except by will, the laws of descent and distribution or, in the Committee's discretion, in certain other manners.

         Adjustments. In the event there is a change in the capital structure of the Company as a result of any stock dividend or split, recapitalization, merger, consolidation or spin-off or other similar corporate change, the Committee may make an adjustment in the number of shares of Common Stock available for issuance, the number of shares covered by any outstanding award and the price per share thereof. In the event there is a change of control (as defined in the Stock Incentive Plan) of the Company all options and SARs outstanding shall become immediately exercisable and remain exercisable for their entire term, all restrictions on restricted shares will lapse and, unless otherwise specified in a participant's award agreement, all performance goals applicable to any awards shall be deemed attained at the maximum payment level.

         Amendments and Termination. The Board of Directors may at any time amend, suspend or terminate the Stock Incentive Plan, to the extent permitted by law; provided, however, no such action may affect in any material way any awards previously granted thereunder. Any such action by the Board of Directors may be taken without the approval of the shareholders of the Company to the extent that such approvals are not required by applicable law or regulation. There is no set termination date for the Plan, although no incentive options may be granted more than 10 years after the effective date of the Plan.

         Federal Income Tax Considerations. The following discussion summarizes the federal income tax consequences to participants who may receive grants of awards under the Stock Incentive Plan. The discussion is based upon interpretations of the Code in effect as of January 1, 2002, and the regulations promulgated thereunder as of such date.

                  Nonqualified Stock Options. For federal income tax purposes, no income is recognized by a participant upon the grant of a nonqualified stock option under the Stock Incentive Plan. Upon the exercise of a nonqualified option, compensation taxable as ordinary income will be realized by the participant in an amount equal to the excess of the fair market value of a share of Common Stock on the date of such exercise over the exercise price. A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between (a) the exercise price, increased by any compensation reported upon the participant's exercise of the option and (b) the amount realized on such sale or exchange. Such gain or loss will be capital in nature if the shares were held as a capital asset and will be long-term if such shares were held for more than one year.

                  The Company is entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant is considered to have realized compensation by reason of the exercise of an option.

                  Incentive Stock Options. No taxable income is realized by the participant pursuant to the exercise of an incentive stock option granted under the Stock Incentive Plan, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to such participant, then (a) upon sale of such shares, any amount realized in excess of the option price will be taxed to such participant as a long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction will be allowed to the Company for Federal income tax purposes. Upon exercise of an incentive stock option, the participant may be subject to alternative minimum tax on certain items of tax preference.

                  If the shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-years-from-grant/one-year-from-transfer holding period, generally
         (a) the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price thereof, and (b) the Company will be entitled to deduct such amount. Any further gain or loss realized will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.

                  If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option is treated as a nonqualified stock option.

                  Stock Appreciation Rights. No taxable income is recognized by a participant upon the grant of an SAR under the Stock Incentive Plan. Upon the exercise of an SAR, however, compensation taxable as ordinary income will be realized by the participant in an amount equal to the cash received upon exercise, plus the fair market value on the date of exercise of any shares of Common Stock received upon exercise. Shares of Common Stock received on the exercise of an SAR will be eligible for capital gain treatment, with the capital gain holding period commencing on the date of exercise of the SAR.

                  The Company is entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant is considered to have realized compensation by reason of the exercise of the SAR.

                  Restricted Stock Units; Restricted and Performance Shares. A recipient of restricted shares or performance shares or restricted stock units generally will be subject to tax at ordinary income rates on the fair market value of the Common Stock at the time the restricted shares or performance shares vest and are issued or are no longer subject to forfeiture. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of the grant will have ordinary taxable income on the date of the grant equal to the fair market value of the restricted shares or performance shares as if the restricted shares were unrestricted or the performance shares were earned and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. Upon sale of the restricted shares or performance shares after vesting or after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires. However, if the recipient timely elects to be taxed as of the date of the grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately.

                  Stock Units. A recipient of stock units will generally be subject to tax at ordinary income rates on the fair market value of any Common Stock issued pursuant to such an award, and the Company will generally be entitled to a deduction equal to the amount of the ordinary income realized by the recipient. The fair market value of any Common Stock received will generally be included in income (and a corresponding deduction will generally be available to the Company) at the time of receipt. The capital gain or loss holding period for any Common Stock distributed under an award will begin when the recipient recognizes ordinary income in respect of that distribution.

                  Other Incentive Awards. The federal income tax consequences of Other Incentive Awards will depend on how such awards are structured. Generally, the Company will be entitled to a deduction with respect to such awards only to the extent that the recipient realizes compensation income in connection with such awards. It is anticipated that Other Incentive Awards will usually result in compensation income to the recipient in some amount. However, some forms of Other Incentive Awards may not result in any compensation income to the recipient or any income tax deduction for the Company.

         Performance Goals and Maximum Awards. Section 162(m) of the Code disallows federal income tax deductions for certain compensation in excess of $1,000,000 per year paid to each of the Company's Chief Executive Officer and its other four most highly compensated executive officers (collectively, the "Covered Employees"). Under Section 162(m), compensation that qualifies as "other performance-based compensation" is not subject to the $1,000,000 limit. One of the conditions necessary to qualify certain incentive awards as "other performance-based compensation" is that the material terms of the performance goals under which the award is made must be disclosed to, and approved by, the shareholders of the Company before the incentive compensation is paid.

         For those types of awards under the Stock Incentive Plan which require performance criteria to meet the definition of "other performance-based compensation" the Committee will, from time to time, establish performance criteria with respect to an award. These performance criteria may be measured in absolute terms or measured against, or in relationship to, other companies comparably, similarly or otherwise situated and may be based on, or adjusted for, other objective goals, events, or occurrences established by the Committee for a performance period, including earnings, earnings growth, revenues, expenses, stock price, market share, charge-offs, loan loss reserves, reductions in non-performing assets, return on assets, return on equity, return on investment, regulatory compliance, satisfactory internal or external audits, improvements in financial ratings, achievement of balance sheet or income statement objectives, extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisition expenses including goodwill, and unplanned stock offerings. The performance criteria related to an award must be established by the Committee prior to the completion of 25% of the performance period or such earlier date as may be required by Section 162(m) of the Code.

         At the end of each performance period for an award, the Committee will determine the extent to which the performance criteria established for the performance period have been achieved and determine the pay out of the performance award. The committee may, in its sole discretion, reduce or eliminate the payout of any award to the extent permitted under the Stock Incentive Plan and applicable law.

         Plan Benefits. The following table provides certain information with respect to all awards which have been made under the Stock Incentive Plan (and certain predecessor plans) to specific individuals and groups of individuals, specifying the amounts granted to Named Executive Officers individually, all current directors who are not executive officers as a group, all director nominees individually, all current executive officers as a group and all employees, including current officers who are not executive officers, as a group. The type and amount of any future awards under the Plan are not currently determinable by the Committee.

                                                                    NUMBER OF UNDERLYING SHARES(1)
                                                             -----------------------------------------
                                                                    STOCK              RESTRICTED
NAME AND POSITION                                                 OPTIONS (2)          SHARE UNITS
                                                             --------------------- -------------------

Edward J. Wehmer,                                                      428,894 (3)           19,050
President  and Chief Executive Officer

David A. Dykstra,                                                      120,555                2,400
Senior Executive Vice President -  Chief Operating Officer
and Chief Financial Officer

Robert F. Key,                                                          68,048                  750
Executive Vice President - Director of Marketing

Lloyd M. Bowden,                                                        50,001                  750
Executive Vice President - Director of Technology

Barb A. Kilian                                                          12,250                  750
Senior Vice President - Finance

Director Nominees, named individually
         Joseph Alaimo                                                  42,409                2,550
         Peter D. Crist                                                  3,257                   --
         Philip W. Hummer                                                3,406                   --
         John S. Lillard                                                 6,760                   --
         Hollis W. Rademacher                                           11,812                   --
         John N. Schaper                                                 1,812                   --
         John J. Schornack                                               5,705                   --
         Larry V. Wright                                                    --                   --

Executive Officer Group                                                795,731               24,750

Non-Executive Officer Director Group                                   103,082                2,550

Non-Executive Officer Employee Group                                 2,565,847               22,307

(1) Includes all awards to each specified individual or group of individuals made prior to April 15, 2002.
(2) Includes 203,514 option shares awards granted on January 22, 2002 by the Company to employees subject to approval of the amendment to the Plan at this Annual Meeting of Shareholders, including 1,000, 1,000 and 1,999 for Mr. Key, Mr. Bowden and Ms. Kilian, respectively.
(3) Includes 174,106 option shares exercised by Mr. Wehmer in 2002 that were near expiration and 180,000 option shares that were awarded as an incentive for future services to Mr. Wehmer in January 2002.


         THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1997 STOCK INCENTIVE PLAN.

                        INDEPENDENT AUDITOR AND FEES PAID
                        ---------------------------------

         Ernst & Young LLP has been selected to serve as the Company's independent auditor for 2002. One or more representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available at the Annual Meeting to respond to appropriate questions.

         The following table sets forth the aggregate fees billed to the Company by Ernst & Young LLP for services rendered for the fiscal year ended December 31, 2001.

     AUDIT FEES                                                        $187,400
     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES            --
     All Other Fees:
        Other audit related services (1)                               $194,825
        Other services (2)                                              333,935
                                                                      ----------
     TOTAL ALL OTHER FEES                                              $528,760
                                                                      ----------

--------------------
(1) Includes fees for the audits of employee benefit plans, issuance of letters to underwriters, review of Securities and Exchange Commission registration statements and internal audit services.
(2) Includes fees for review of tax returns, other tax services and fixed asset reviews.


         The audit committee has considered whether the provision of non-audit services by the Company's auditor is compatible with maintaining auditor independence.


                              SHAREHOLDER PROPOSALS

         Shareholders' proposals intended to be presented at the Company's 2003 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company no later than December 30, 2002, in order to be considered for inclusion in the proxy material for that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 (the "Exchange Act"). Furthermore, in order for any shareholder to properly propose any business for consideration at the 2003 Annual Meeting, including the nomination of any person for election as a director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the shareholder's intention to make such proposal must be furnished to the Company in accordance with the By-laws. Under the provisions of the By-laws, the deadline for such notice is March 23, 2003.

                                 OTHER BUSINESS

         The Company is unaware of any other matter to be acted upon at the Annual Meeting for shareholder vote. In case of any matter properly coming before the Annual Meeting for shareholder vote, unless discretionary authority has been denied the proxy holders named in the proxy accompanying this statement shall vote them in accordance with their best judgment.


                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              David A. Dykstra
                                              Secretary

                                   APPENDIX A
                                   ----------

                         WINTRUST FINANCIAL CORPORATION

                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                COMMITTEE CHARTER
                                    [(approved by the Board on April 25, 2002)]


COMPOSITION:               The Audit  Committee  shall be  comprised of not less
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                           than three  members of the Board as may be  appointed
                           to the  Committee  from time to time by a majority of
                           the  Board,  each of whom  shall not be an officer or
                           employee  of the Company or its  subsidiaries,  shall
                           not have any  relationship  which,  in the opinion of
                           the  Board,  would  interfere  with the  exercise  of
                           independent    judgment   in    carrying    out   the
                           responsibilities  of a director,  and shall otherwise
                           satisfy the applicable membership  requirements under
                           the rules of the National  Association  of Securities
                           Dealers,   Inc.  All  members  shall  be  financially
                           literate   and  at  least  one   member   shall  have
                           accounting    or   related    financial    management
                           experience. The Chairman of the Committee shall be elected by the Board out of those members appointed to the Committee. The Chairman shall preside at meetings of the Committee.

COMMITTEE ROLE AND
SCOPE OF  AUTHORITY:       The Audit Committee  shall provide  assistance to the
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                           Board in fulfilling their oversight responsibility to
                           the   shareholders,   potential   shareholders,   the
                           investment  community,  and  others  relating  to the
                           Company"  financial   statements  and  the  financial
                           reporting  process  (including the  establishment and
                           adequacy  of  appropriate  reserves),  the systems of
                           internal  accounting  and  financial  controls,   the
                           internal audit function, the annual independent audit of the Company's financial statements, and legal compliance and ethics programs as established by management and the Board.

                           The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements.

                           The Committee shall have a clear understanding with Company management and the independent auditors that the independent auditors are ultimately accountable to the Board and Committee as representatives of the Company's shareholders.

                           The duties of the Audit Committee shall include (in addition to any other specific responsibilities expressly assigned to the Committee by resolution of the Board) the following:

                           1. the ultimate authority and responsibility, along with the Board, to select, evaluate and, where appropriate, replace the independent auditors. The review and recommendation to the Board of the selection of independent auditors shall be done on an annual basis;

                           2. discuss with the independent auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board;

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                           3.       meet  with  the  independent   auditors  and
                                    financial   management  of  the  Company  to
                                    review the scope of the proposed audit for the current year, the related audit fees and the audit procedures to be utilized, and at the conclusion thereof, review such audit, including any comments or recommendations of the independent auditors;

                           4. review with the independent auditors, the Company's internal auditor (if appointed), and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company including the Company's system to monitor and manage business risk and legal and ethical compliance programs, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper;

                           5. review with the independent auditors the competence of the key partners and managers who are responsible for the audit and the quality control procedures the auditing firm has established;

                           6.       periodically     review    Company    policy
                                    statements to determine adherence to an appropriate corporate code of conduct;

                           7. review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors;

                           8. receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan;

                           9. review the interim financial statements with management and the independent auditors prior to the press release to the public and the filing of the Company's Quarterly Report on Form 10-Q and discuss the results of the quarterly review and any other matters required to be communicated by the independent auditors under generally accepted auditing standards. The Chairman may represent the entire Committee for the purposes of this timely review;

                           10. review the financial statements to be included in the Company's Annual Report on Form 10-K with management and the independent auditors including a discussion with the independent auditors about the
                                    quality,   not   just   acceptability,    of
                                    accounting principles, the reasonableness of
                                    significant   judgments,   the   degree   of
                                    aggressiveness or conservatism,  the clarity
                                    of  the   disclosures   in   the   financial
                                    statements,  and the  results  of the annual
                                    audit and any other  matters  required to be
                                    communicated    to   the   Committee   under
                                    generally accepted auditing standards;

                           11. provide sufficient opportunity for the internal and independent auditors to meet with the members of the Committee without members of management present (items to be discussed are the independent auditors' evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation the independent auditors received during the course of the audit);

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                           12.      review   accounting   and  financial   human
                                    resources and succession planning within the Company; and

                           13. empowered to investigate any matter brought to its attention within the scope of its duties with full access to all books, records, facilities, Company personnel and independent counsel or other experts for this purpose if, in its judgment, that is appropriate.

                           In carrying out its duties and responsibilities, the Committee shall maintain free and open communication between the directors, independent auditors, internal auditors, and management of the Company.

FORMAL REPORTING:          Beginning with the 2001 Annual Proxy  Statement,  the
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                           Audit  Committee  must  annually   include  a  report
                           therein  that states  whether the  Committee  has: 1)
                           reviewed the annual audited financial statements with
                           management;   2)  discussed   with  the   independent
                           auditors  the  matters  required  by SAS No.  61;  3)
                           received from the independent auditors the required written communication and discussed with them their independence and, based on the above reviews and discussions, 4) recommended to the Board that the audited financial statements be included in the Company's Form 10-K for filing with the Securities and Exchange Commission. The report shall also state that it is governed by a formal written charter and must disclose if the Committee has determined to allow a non-independent director to serve on the Committee. Once every three years, beginning with the 2001 Annual Proxy Statement, the Committee must also include a copy of its charter.

MANNER OF ACTING:          A  majority  of the  members  of the Audit  Committee
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                           present (in person or by telephone) at any meeting of
                           the Committee shall  constitute a quorum and approval
                           by  a  majority  of  the  quorum  is  necessary   for
                           Committee action. Minutes shall be recorded of each meeting held. When appropriate, action may be taken by written consent in lieu of a meeting of the Committee.

REPORTS:                   The  Chairman  of  the  Audit  Committee  (or  in his
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                           absence such other Committee  member as the Committee
                           may select) shall report on behalf of the Committee to the full Board at each regularly scheduled meeting thereof with respect to any action taken by the Committee if any meetings of the Committee have been held (or action otherwise taken) since the date of the previous Board meeting. In lieu of any such report, the minutes of meetings held or other record of action taken may be submitted to the Board of Directors for review.

REVIEW OF CHARTER:         The Audit  Committee,  on at least an  annual  basis,
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                           shall   review   and   reassess   its   charter   and
                           subsequently obtain approval of its charter from the Board of Directors.

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